EXHIBIT 99.1

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

NEWS RELEASE

Media Contacts
Anita Liskey, 312/466.4613
Maryellen Thielen, 312/930.3467
news@cme.com

Investor Contact
John Peschier, 312/930.8491

FOR IMMEDIATE RELEASE

CME Acquires Liquidity Direct Technology, LLC

New Options and Spread Trading Technology Will Enhance GLOBEX® Eurodollar Options and Other CME Options Markets

CHICAGO, Jan. 12, 2004 — To further provide market users with innovative technology solutions to support their electronic trading needs, Chicago Mercantile Exchange Inc. (CME) today announced the acquisition of Liquidity Direct Technology, LLC, a privately held trading technology firm founded in 2000 by a number of options industry participants. Liquidity Direct has developed an innovative patent-pending technology to effectively facilitate trading of the complex combinations and spreads typically used with options products in a fully transparent and competitive execution environment.

Under the agreement, CME will purchase substantially all of the assets of Liquidity Direct, including its operating assets and intellectual property. Terms of the agreement were not disclosed.

Liquidity Direct combines committed market making, indicative quotes, user-defined spread combinations and electronic request for quote (e-RFQ) functions. This integrated technology will complement CME’s existing GLOBEX® platform and allow the exchange to enhance services to options trading customers.

Starting in the second half of 2004, CME intends to begin using Liquidity Direct’s electronic platform initially to facilitate wholesale trading of its Eurodollar options contracts, followed by other CME options products. Once implemented, CME also intends to use the Liquidity Direct platform to further its growth strategy of providing transaction processing and other business services to third parties.

“With Liquidity Direct, we are able to offer market users with a state-of-the-art technology solution that provides flexibility, transparency and competitive execution – all hallmarks of CME’s successful market model,” said CME Chairman Terry Duffy. “In contrast to the European ‘call-around’ markets, which tend to be fragmented and opaque, Liquidity Direct facilitates a unified liquidity pool that offers participants more efficient executions for their complex option combination trades.”

Craig Donohue, CME’s Chief Executive Officer, noted, “The addition of this important technology represents a significant milestone toward achieving the objectives outlined in our growth strategy and marks another step forward in the evolution of electronic trading at CME. Last January, we expanded GLOBEX functionality to improve spread trading capabilities for Eurodollar futures. As a result of this enhancement, electronically traded interest rate futures volume increased 120 percent in the fourth quarter of 2003 compared to the fourth quarter of 2002. Now, through the adoption of the Liquidity Direct platform, we not only are enhancing options trading capabilities for CME products on GLOBEX, we are leveraging our ability to provide transaction processing services to third parties, consistent with our ongoing efforts to provide added value to our customers worldwide.”

To ensure a smooth transition and integration, CME has retained Liquidity Direct Technology’s President and Chief Executive Officer Neal B. Brady as a consultant to help implement the Liquidity Direct platform and promote its capabilities.

“Liquidity Direct is a leading institutional options trading platform and the only fully automated solution available for these products,” said Brady. “Our company was created by some of the leading options and spread market makers who recognized a pent up demand in the end-user community for a fully automated, electronic trading solution for complex, institutional products. We are thrilled that CME has chosen to acquire Liquidity Direct and apply our technology to its flagship Eurodollar complex. CME’s innovative capabilities combined with the strengths of the Liquidity Direct platform will set the industry standard for trading complex options and spreads.”

CME plans to introduce a market maker program for electronic Eurodollar options and is actively seeking participation from key market makers in the Eurodollar options market. The exchange intends to announce the selection of several dedicated market makers within the next month.

CME’s Eurodollar futures and options contracts serve as benchmark products to investors worldwide. In 2003, total CME Eurodollar volume was 309.6 million, slightly higher than the all-time record set in 2002. Last year, an average of 400,000 Eurodollar options and 800,000 Eurodollar futures contracts traded each day at CME. Electronic trading accounted for nearly 4 percent of last year’s total Eurodollar volume. At the same time, electronic trading in CME’s Eurodollar markets totaled 11.5 million contracts and was up 46 percent from 2002. Electronically traded Eurodollar options volume in 2003 was 483,000 contracts.

Chicago Mercantile Exchange Inc. (www.cme.com) is the largest futures exchange in the United States. As an international marketplace, CME brings together buyers and sellers on its trading floors and GLOBEX electronic trading platform. CME offers futures and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moved about $1.4 billion per day in settlement payments in 2003 and managed $37.6 billion in collateral deposits at Dec. 31, 2003, including $1.5 billion in deposits for non-CME products. CME is a wholly owned subsidiary of Chicago Mercantile Exchange Holdings Inc. (NYSE: CME), which is part of the Russell 1000® Index.

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Chicago Mercantile Exchange, CME and GLOBEX are registered trademarks of Chicago Mercantile Exchange Inc. Further information about CME and its products is available on the CME Web site at www.cme.com.

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